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                              STATE OF NEW JERSEY

                      DEPARTMENT OF BANKING AND INSURANCE
                              DIVISION OF BANKING

             CERTIFICATE OF APPROVAL FOR REAL PROPERTY TRANSACTION
                          INVOLVING AFFILIATED PERSONS
                          ----------------------------

WHEREAS, Somerset Valley Bank, Somerville, Somerset County, New Jersey has proposed to purchase the land and buildings located at 103 and 117 West End Avenue, Somerville, New Jersey from 103 West End Associates, LP. Accordingly, as 103 West End Associates, LP is an interest of Directors Bernard Bernstein, Raymond L. Hughes, John K. Kitchen, Willem Kooyker, Frank Orlando, Gilbert Pittenger, Frederick D. Quick, Anthony J. Santye, Jr., Donald Sciaretta, Herman
C. Simonse and Donald R. Tourville, it is deemed to be "affiliated" with Somerset Valley Bank as defined in N.J.A.C. 3:10-10.1; and

WHEREAS, N.J.A.C. 3:1-10.2 provides that when an institution...intends to purchase or lease, directly of indirectly, the premises applied for from an affiliated person, it shall file a detailed real estate application...with the Commissioner for her approval, and

WHEREAS,  N.J.A.C.   3:1-10.3(a)  provides  that  the  real  estate  application concerning a transaction with an affiliated person will be denied unless the applicant shall establish to the Commissioner's satisfaction that:

          (1) the terms and conditions of the proposed transactions are in the best interest of the institution, and

          (2) the terms and conditions of the proposed transactions are equal to or better than those which the institution would have obtained had the premises been purchased or leased in an arm's-length transaction with a non-affiliated third party, and

WHEREAS, Somerset Valley Bank has submitted the required real estate application. Somerset Valley Bank has also submitted information that satisfies the aforesaid regulation. The information indicates that the terms and conditions of the proposed transaction are in the best interest of the bank and are equal to or better than those, which the institution would have obtained, had the premises been purchased or leased in an arm's length transaction with a non-affiliated third party.





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NOW, THEREFORE, I, William B. Waits, Acting Assistant Director of the Department
of Banking and Insurance, pursuant to the authority vested in me by N.J.A.C. 3:1-10.3 do approve hereby the proposed transaction between SOMERSET VALLEY BANK and 103 WEST END ASSOCIATES, LP for the purpose of purchasing the land and buildings located at 103 and 117 West End Avenue, Somerville, New Jersey. The terms of the sales agreement, as well as any newly negotiated sales agreement which might be drawn on the subject properties, will be subject to approval by the Department pursuant to N.J.A.C. 3:1-10.2.

                                William B. Waits
                                ----------------
                           Acting Assistant Director

DATED: August 14, 2003




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Charles E. Saladin, P.L.S. & P.P.
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P.O. Box 8508 o Somerville, NJ 08876 o Phone: 908-722-1270 o FAX: 908-722-1393